Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 17, 2022 (the “Effective Date”), is made by and between NEW RESIDENTIAL INVESTMENT CORP., a Delaware corporation (the “Company”), and FIG LLC, a Delaware limited liability company (“Service Provider”). The Company and Service Provider are collectively referred to as the “Parties” and each individually as a “Party.”

W I T N E S S E T H :

WHEREAS, the Company and Service Provider are party to that certain Internalization Agreement, dated as of the Effective Date (the “Internalization Agreement”), pursuant to which the Parties have terminated Service Provider’s role as external manager of the Company as of the Effective Date; and

WHEREAS, pursuant to the Internalization Agreement, the Company and its affiliates will continue to require that Service Provider provide or cause to be provided services during a transitional period following the Effective Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, the Parties hereby agree as follows:

ARTICLE I

Services

Section 1.1          Services. Subject to the terms and conditions of this Agreement, Service Provider shall provide or cause to be provided to the Company and its affiliates all of the services provided by Service Provider to the Company and its affiliates immediately prior to the Effective Date (the “Services”). The Company acknowledges and agrees that Service Provider may provide the Services itself or by or through one or more of its affiliates or third party contractors, provided, however, that Service Provider shall remain responsible for Services provided by its affiliates or third party contractors and any subcontracting shall not relieve Service Provider of its obligations hereunder, including with respect to the scope and level of Services.

Section 1.2          Use of Premises.

(a)          The Services shall include a right of the Company (at the same rate being charged immediately prior to the Closing) to continue to use the same space to the same extent of, and for the same purposes as, such use prior to the Effective Date with respect to the premises located at 1345 Avenue of the Americas, New York, New York (the “Occupied Premises”) during the period beginning on the Effective Date and ending on December 31, 2022 (the “End Date”); provided that (i) the Company will be responsible for reimbursing Service Provider for its pro rata share of the rent (which shall be at the same rate as charged to the Company immediately prior to the Effective Date), any real-estate taxes and any other real-estate costs associated with the Occupied Premises, and (ii) all personnel of the Company or any of its affiliates who occupy the Occupied Premises shall remain subject to all compliance rules and policies applicable to the employees of Service Provider and its affiliates and the Company will reimburse Service Provider for its pro rata share of any costs associated with implementation and oversight of such compliance rules and policies (the foregoing (i) and (ii), the “Premises Costs”). For purposes of this Section 1.2, the pro rata share of the rent, taxes and costs allocated to the Company under clause (i) of this Section 1.2(a) shall be calculated based on the methodology customarily applied by Fortress Investment Group LLC in allocating these types of costs in respect of the Occupied Premises among its affiliates.

(b)          If Service Provider enters into any negotiations with potential subtenants in respect of the Occupied Premises, Service Provider shall keep the Company reasonably informed regarding the status of any such negotiations. In the event that prior to the End Date, Service Provider agrees to sublet or terminate the underlying lease agreement in respect of the Occupied Premises, the Company shall vacate the Occupied Premises upon thirty (30) days’ written notice (or, if greater, such longer time period afforded to Service Provider under any sublease or termination arrangement) provided by Service Provider.

Section 1.3          Additional Services. The Company may from time to time request in writing that Service Provider provide Services that were not provided by Service Provider or its affiliates immediately prior to the Effective Date but that otherwise are necessary or reasonably beneficial to the business of the Company.  Following receipt of such a request, within a commercially reasonably period of time, Service Provider and the Company shall discuss in good faith such requested additional services (the “Additional Services”) and the terms and conditions applicable to such Additional Services. If the Parties, acting reasonably and in good faith, agree that such Additional Services reasonably can be provided, then Service Provider shall use commercially reasonable efforts to provide or cause to be provided such Additional Services on the terms and conditions set forth in this Agreement, unless the Parties shall agree in writing to other terms and conditions applicable to such Additional Services. All Additional Services provided under this Section 1.3 shall be deemed to be “Services” under this Agreement.

Section 1.4          Performance of Services. Service Provider shall provide, or cause one or more of its affiliates or third party contractors to provide, the Services in accordance with applicable law and any of Service Provider’s written policies and procedures and within the same standard that is commensurate in all material respects (in nature, quality, volume and timeliness) with the standard at which they were provided to the Company as of immediately prior to the Effective Date, subject to any limitations or restrictions reasonably agreed to in writing by the Parties. In addition, if and to the extent an Offer Employee (as defined in the Internalization Agreement) becomes employed or retained by the Company or its affiliates as contemplated under Section 2.02 of the Internalization Agreement, the scope of any individual Service conducted by such Offer Employee shall be reduced proportionally as of the applicable Employment Commencement Date (as defined in the Internalization Agreement).

Section 1.5          Connectivity, Compliance and Security Measures. The Company shall comply with all policies and procedures of Service Provider that have been provided reasonably in advance to the Company in connection with its access to and use of the Services.

Section 1.6          Cost Reimbursements.

(a)         As compensation to Service Provider for the Services rendered hereunder, the Company shall, for each Service performed, reimburse Service Provider for its and its affiliates’ cost of providing the Services, including the allocated cost of, among other things, overhead, employee wages, compensation, benefits and related costs, the Premises Costs and actually incurred out-of-pocket expenses, in each case, determined using Service Provider’s cost allocation methodology consistent with past practice, without any intent to cause Service Provider to receive profit or incur loss (the “Cost Reimbursements”). On a monthly basis, Service Provider shall provide an invoice setting forth the Cost Reimbursements to be charged in arrears to the Company hereunder, including reasonable supporting documentation. Cost Reimbursements shall be paid within forty-five (45) days of the Company’s receipt of such invoice. Late payments shall bear interest at the lesser of the prime rate plus two percent (2%) per annum or the maximum rate allowed by law.  For the avoidance of doubt, the Cost Reimbursements shall include any costs that the Service Provider or its affiliates incur with respect to 401(k) employer contributions relating to calendar year 2022 for any Offer Employees who remain employed by Service Provider through December 31, 2022.

(b)          All sales, use, service and other similar taxes, levies and charges imposed by applicable taxing authorities on the provision of Services (collectively, “Taxes”) shall be borne by the Company (excluding, for the avoidance of doubt, any Taxes measured by reference to net income). If Service Provider or any of its affiliates or third party contractors are required to pay such Taxes, (i) Service Provider shall invoice the Company for such Taxes and (ii) the Company shall promptly reimburse Service Provider therefor in accordance with this Section 1.6.

Section 1.7          Direction and Control of Employees. Unless otherwise agreed by the Parties, for purposes of all compensation and employee benefits and welfare matters, all employees and representatives of Service Provider, its affiliates and third party contractors shall be deemed to be employees or representatives of Service Provider, its affiliates or third party contractors and not employees or representatives of the Company. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider, its affiliates or third party contractors (and not the Company or its affiliates) and Service Provider, its affiliates and third party contractors shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees, representatives and third party contractors. Notwithstanding the foregoing and as set forth in Section 2.02 of the Internalization Agreement, each Offer Employee that accepts its written offer of employment from the Company shall, effective as of its respective Employment Commencement Date, (i) terminate employment with Service Provider and its affiliates and (ii) be deemed to be an employee only of the Company.

Section 1.8          Cooperation of Service Provider. During the Term and following any termination of this Agreement or a Service, Service Provider shall, and shall use commercially reasonable efforts to cause its affiliates and third party contractors to, at the Company’s cost, cooperate in good faith with the Company and its affiliates as reasonably requested by the Company to enable the Company to make alternative arrangements for the provision of services substantially consistent with the Services or the replacement or transition of the Services.

Section 1.9          Return of Records owned by the Company. Upon termination of a Service with respect to which Service Provider or its affiliates holds books, records or files, including current or archived copies of computer files, owned by the Company or its affiliates and used by Service Provider, its affiliates or its third party contractors in connection with the provision of a Service to the Company or its affiliates, Service Provider will use commercially reasonable efforts to return to the Company all of such books, records or files as soon as reasonably practicable. The Parties acknowledge and agree that copies of emails relating to the conduct of the business of the Company will be retained by Service Provider in its archival records in compliance with its statutory obligations as an investment adviser. Additionally, Service Provider or its affiliates may retain copies of books, records and files (a) as necessary to comply with applicable laws or court orders and (b) to the extent they have become included in automatic “backups” by routine procedures or by electronic communication or information management systems without the requirement to “scrub” such systems or its backup servers, provided that such copies retained by Service Provider shall remain subject to the use and confidentiality restrictions in this Agreement until such copies are destroyed by Service Provider in accordance with its own information technology and record retention policies and applicable law.

Section 1.10        Work Product and Intellectual Property. Service Provider acknowledges that any and all writings, documents, designs, data and other materials that Service Provider makes, conceives or develops at any time as a result of Service Provider’s performance of the Services may be utilized by the Company to the extent necessary to receive and use the Services hereunder. Each Party shall retain its entire right, title and interest in and to intellectual property and other proprietary information that existed prior to, or are created independently of the performance of the Services. In addition, the Company shall be the sole and exclusive owner of any right, title, license or other interest in or to, intellectual property and other proprietary information to the extent exclusively related to the business of the Company, and Service Provider hereby assigns to the Company the right, title and interest of Service Provider in such intellectual property and proprietary information.  Without limitation to the foregoing, effective as of the Effective Date, Service Provider hereby assigns to the Company all right, title and interest of Service Provider in and to the name and mark “New Residential Investment Corp.”, including U.S. Reg. No. 4569041, and any goodwill associated therewith (and at the request of the Company, Service Provider shall execute a customary and appropriate short-form trademark assignment for purposes of recording such assignment with the United States Patent and Trademark Office).

ARTICLE II

CERTAIN COVENANTS

Section 2.1          Cooperation of the Company. The Company shall cooperate with Service Provider in all reasonable respects in the performance of the Services, as applicable.

Section 2.2          Independent Contractor. In providing the Services, Service Provider shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership, joint venture or principal/agent relationship between the Company or any of its affiliates or their respective directors, officers or employees, on the one hand, and Service Provider or any of its affiliates or their respective directors, officers or employees, on the other hand.

Section 2.3          Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all applicable laws in connection with its performance under this Agreement.

Section 2.4          Limitation of Liability; Indemnity.

(a)          It is the intent of the Parties that each Party will be responsible for its own acts, errors and omissions and that each Party is liable to the other Party for any actual direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement. Notwithstanding the foregoing, no Party will be liable hereunder for, and each Party hereby expressly waives any and all rights with respect to, exemplary, punitive, special, incidental, lost profits, consequential or speculative damages, except to the extent paid in connection with a claim by a third party. Subject to Section 2.4(c), in no event shall Service Provider’s liability in the aggregate for any and all damages and losses hereunder exceed the total amount billed to the Company or payable by the Company to Service Provider under this Agreement, it being understood that this limitation shall not apply in the case of fraud or willful misconduct of Service Provider.

(b)         The Company shall indemnify, defend and hold Service Provider and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all losses, liabilities, claims, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that arise out of this Agreement (including the provision of Services to or receipt and use of Services by the Company and its affiliates), except for Losses to the extent arising from any material breach of this Agreement by Service Provider or the gross negligence, fraud or willful misconduct of Service Provider. The foregoing indemnity shall survive the termination of this Agreement.

(c)         Service Provider shall indemnify, defend and hold the Company and its successors, assigns, members, affiliates, employees, officers, participants, shareholders, directors and personal representatives, harmless from and against all Losses arising from the gross negligence, fraud or willful misconduct of Service Provider; provided that, in no event shall Service Provider’s liability in the aggregate for all Losses indemnified under this Section 2.4(c) exceed the total amount billed to the Company or payable by the Company to Service Provider under this Agreement, it being understood that this limitation shall not apply in the case of fraud or willful misconduct of Service Provider. The foregoing indemnity shall survive the termination of this Agreement.

ARTICLE III

TERM AND TERMINATION

Section 3.1          Term. This Agreement shall commence on the Effective Date and terminate on the earliest to occur of (a) the date on which this Agreement is terminated pursuant to Section 3.3, (b) the date on which the provision of all Services has been terminated pursuant to Section 3.2, or (c) the End Date (such period, the “Term”). The Company may extend the Term or the provision of any individual Service for an additional sixty (60) day period if reasonably requested by the Company no less than sixty (60) days prior to the End Date or expiration date for such Service, whichever is sooner.

Section 3.2          Termination of Individual Services.  The Company may terminate at any time any individual Service provided under this Agreement on a Service-by-Service basis upon written notice to Service Provider identifying the particular Service to be terminated and the effective date of termination; provided that, in addition to any other costs due, the Company shall reimburse Service Provider for any actual incremental costs and expenses incurred by Service Provider in connection with any such early termination of a Service, it being agreed that Service Provider shall use commercially reasonable efforts to mitigate such incremental costs and expenses; provided, further, that Service Provider shall reasonably promptly inform the Company if any Services depend upon a Service for which the Company has provided notice of termination, and Service Provider shall be under no further obligation to provide such dependent Services upon such termination (unless the Company withdraws its request to terminate such Service in writing within five (5) business days of Service Provider informing the Company of any such dependent Services, in which case Service Provider shall continue to provide such Service and such dependent Services for the original term). In addition, if and to the extent an Offer Employee becomes employed or retained by the Company or its affiliates as contemplated under Section 2.02 of the Internalization Agreement, the term for any individual Service conducted by such Offer Employee shall automatically terminate as of the applicable Employment Commencement Date.

Section 3.3          Termination of Agreement.

(a)         This Agreement may be terminated at any time by the mutual written consent of Service Provider and the Company.

(b)         Either Service Provider or the Company (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other Party on or at any time after the other Party is in material breach of any of its obligations under this Agreement and has failed to remedy the breach within thirty (30) days of receipt of written notice from the Initiating Party giving particulars of the breach and requiring the other Party to remedy the breach.

(c)         Without prejudice to the other rights or remedies Service Provider may have, Service Provider may terminate this Agreement with immediate effect by written notice to the Company if the Company shall have failed to pay any sum overdue and payable to Service Provider in accordance with Section 1.6 hereof for a period of at least thirty (30) days, unless such amount is being disputed in good faith.

(d)         Except as otherwise provided in this Agreement, all rights and obligations of Service Provider and the Company shall cease to have effect immediately upon termination of this Agreement except that termination shall not affect the accrued rights and obligations of Service Provider and the Company at the date of termination or any rights and obligations that expressly survive the termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1          Amendments; Waiver. This Agreement may not be amended, altered or otherwise modified, and no provision hereof may be waived, except by written instrument executed by the Company and Service Provider.

Section 4.2          Confidentiality. Each Party shall treat as confidential and shall not make available or disclose any information or material of the other Party that is or has been (a) disclosed by such other Party under or in connection with this Agreement, whether orally, electronically, in writing or otherwise, including copies or (b) learned or acquired by the other Party in connection with this Agreement (collectively, “Confidential Material”) to any person, or make or permit any use of such Confidential Material without the prior written consent of the other Party. (The Party disclosing such information or materials, the “Disclosing Party”; the Party receiving such information or materials, the “Receiving Party”). Notwithstanding the foregoing, Confidential Material may be disclosed to personnel and third party contractors of the Receiving Party who need to know such information for purposes of performing the Receiving Party’s obligations under this Agreement and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligation the Receiving Party will be responsible. The provisions of this Section 4.2 shall not apply to any Confidential Material which: (i) is or becomes commonly known within the public domain other than as a result of a disclosure by the Receiving Party in breach of this Agreement; (ii) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality to the Disclosing Party; or (iii) is independently developed by the Receiving Party without use of or reference to any Confidential Material. Notwithstanding any other provision of this Agreement, if the Receiving Party or any of its Representatives is (A) compelled in any legal process or proceeding to disclose any Confidential Material of the Disclosing Party or (B) requested or required by any governmental entity to disclose any Confidential Material, the Receiving Party shall, to the extent not prohibited by law or rule, promptly notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order and/or waive in writing the Receiving Party’s compliance with the provisions of this Section 4.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless compelled to disclose Confidential Material of the Disclosing Party, the Receiving Party, after written notice to the Disclosing Party (to the extent not prohibited by law or rule), may disclose such Confidential Material only to the extent so required by applicable law. Each Party shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Material so disclosed.

Section 4.3          Force Majeure. Any delay, failure or omission by any Party in the performance of any of its obligations under this Agreement shall not be deemed a breach of this Agreement or result in any liability of such Party in respect of such breach, if such delay, failure or omission arises from any cause or causes beyond the reasonable control of such Party, including, but not limited to, acts of God, fire, storm, flood, earthquake, governmental regulation or direction, war, terrorist acts, insurrection, riot, invasion, strike or lockout; provided, however, that (a) the affected Party shall promptly notify the other Party of the existence of such cause or causes and its anticipated duration, (b) the affected Party shall use commercially reasonable efforts to prevent, limit and remove the effects of any such cause or causes and (c) the affected Party shall resume the performance whenever such causes are removed.

Section 4.4          Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email against confirmation and (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Service Provider, at:

FIG LLC
1345 Avenue of the Americas
46th Floor
New York, New York 10105
Attention: Mr. David N. Brooks
Email:    *

If to the Company, at:

New Residential Investment Corp.
1345 Avenue of the Americas
45th Floor
New York, New York 10105
Attention:  Mr. Michael Nierenberg
Email:   *

Either Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 4.4 for the giving of notice.

Section 4.5          Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement may not be assigned by either of the Parties without the prior written consent of the other Party, except that the Company may assign its rights hereunder to any of its affiliates (provided that no such assignment shall release the Company from its obligations under this Agreement).

Section 4.6          Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by the Parties.

Section 4.7          Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

Section 4.8          Dispute Resolution.  Article VII of the Internalization Agreement is hereby incorporated into this Agreement by reference as if fully set forth herein, mutatis mutandis.

Section 4.9          Expenses. Each Party shall pay the expenses and costs incurred by it in connection with the negotiation and execution of this Agreement.

Section 4.10        Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

Section 4.11        No Third Party Beneficiaries.  Except as set forth in Section 2.4, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.12        Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

Section 4.13        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

Section 4.14        Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 4.15        Rules of Construction. Each of the Parties agrees that it has been represented by counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 4.16        Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

NEW RESIDENTIAL INVESTMENT CORP., a Delaware corporation

By:	/s/ Robert J. McGinnis
	Name:	Robert J. McGinnis
	Title:	Chairman of the Special Committee of the Board of Directors

FIG LLC,
a Delaware limited liability company

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page to Transition Services Agreement]